Exhibit (h)(3)

TRANSFER AGENCY AGREEMENT

EXHIBIT B

Name of Bond		Bond or Policy No.	Insurer
Investment Company Blanket Bond Form		87015109B	ICI Mutual Insurance Company
Fidelity	$30,300,000
Audit Expense	50,000
On Premises	30,300,000
In Transit	30,300,000
Forgery or Alteration	30,300,000
Securities	30,300,000
Counterfeit Currency	30,300,000
Uncollectible Items of Deposit	25,000
Phone-Initiated Transactions	30,300,000
Computer Security	30,300,000

Directors and Officers/ Errors and Omissions Liability Insurance Form		87015109D	ICI Mutual Insurance Company
Total Limit	$30,000,000
Blanket Undertaking Lost Instrument Waiver of Probate		42SUN339806	Hartford Casualty Insurance
Effective May 31, 2009